# FORM 4

☐ **Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.** *See* **Instruction 1(b).**

(Print or Type Responses)

**UNITED STATES SECURITIES AND EXCHANGE COMMISSION**
**Washington, D.C. 20549**

## STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

Buchamer, Randy
(Last) (First)

2988 Brookridge Ave
(Street)

North Vancouver, BC V7R 3A8
(City) (State) (Zip)

2. Issuer Name and Ticker or Trading Symbol

Voice Mobility International Inc., VMII

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4. Statement for Month/Day/Year

09/20/02

5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

X Director ___ 10% Owner
X Officer (give title below) ___ Other (specify title below)

CEO

7. Individual or Joint/Group Filing (Check Applicable Line)

X Form filed by One Reporting Person
___ Form filed by More than One Reporting Person

**Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned**

| 1. Title of Security (Instr. 3) | 2. Trans-action Date (Month/Day/Year) | 2A. Deemed Execution Date, if any (Month/Day/Year) | 3. Trans-action Code (Instr. 8) | | 4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5) | | | 5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4) | 6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4) | 7. Nature of Indirect Beneficial Ownership (Instr. 4) |
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| | | | Code | V | Amount | (A) or (D) | Price | | | |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, *see* Instruction 4(b)(v).

**Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number**

(Over)
SEC 1474 (9-02)

**Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned**
**(*e.g.*, puts, calls, warrants, options, convertible securities)**

| 1. Title of Derivative Security (Instr. 3) | 2. Conversion or Exercise Price of Derivative Security | 3. Transaction Date (Month/Day/Year) | 3A. Deemed Execution Date, if any (Month/Day/Year) | 4. Transaction Code (Instr. 8) | | 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5) | | 6. Date Exercisable and Expiration Date (Month/Day/Year) | | 7. Title and Amount of Underlying Securities (Instr. 3 and 4) | | 8. Price of Derivative Security (Instr. 5) | 9. Number of derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4) | 10. Ownership Form of Derivative Security Direct (D) Or Indirect (I) (Instr. 4) | 11. Nature of Indirect Beneficial Ownership (Instr. 4) |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | | | | Code | V | (A) | (D) | Date Exercisable | Expiration Date | Title | Amount or Number of Shares | | | | |
| Stock Options (Right to Buy) | Cdn.$0.16 | 09/20/02 | | A | | 450,000 | | (1) | 09/19/07 | Common Stock | 450,000 | | 900,000 | D | |
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Explanation of Responses:

**(1) The option vest over a period of two years with ½ of the option vesting on the anniversary date of the grant and the remainder to vest in equal monthly installments for the remaining 12 months.**

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
*See* 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

/s/ Randy G. Buchamer
** Signature of Reporting Person

**11/09/2002**
Date

Note: File three copies of this Form, one of which must be manually signed.
If space is insufficient, *see* Instruction 6 for procedure.